Exhibit 99.1

Antero Resources Announces Second Quarter 2024 Financial and Operating Results

Denver, Colorado, July 31, 2024—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its second quarter 2024 financial and operating results. The relevant unaudited condensed consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Second Quarter 2024 Highlights:

•	Net production averaged 3.4 Bcfe/d, an increase of 1% from the year ago period

o	Natural gas production averaged 2.1 Bcf/d, a decline of 4% from the year ago period
o	Liquids production averaged 212 MBbl/d, an increase of 10% from the year ago period and which now represents 37% of total production

•	Realized a pre-hedge natural gas equivalent price of $2.98 per Mcfe, a $1.09 per Mcfe premium to NYMEX pricing that averaged $1.89 per MMBtu
•	Net loss was $66 million, Adjusted Net Loss was $60 million (Non-GAAP)
•	Adjusted EBITDAX was $151 million (Non-GAAP); net cash provided by operating activities was $143 million
•	Averaged a record 11.9 completion stages per day in the quarter, including a monthly record of 12.8 stages per day during the month of May
•	Averaged a record of over 18,000 lateral feet per well for completed wells during the quarter, 16% above the prior quarterly record
•	Recorded second highest production rate per well for a pad in company history, averaging 37 MMcfe/d per well over 60 days
•	Achieved investment grade rating following upgrade from S&P and entered into new unsecured credit facility
•	Published Antero’s 7th Annual ESG Report highlighting Antero’s economic contributions to its communities of $1 billion in 2023 and a reduction in methane intensity by 78% and a reduction in Scope 1 and Scope 2 emissions by 59% since 2019

2024 Full-Year Guidance Updates:

•	Increasing production guidance range to 3.375 to 3.425 Bcfe/d driven by higher liquids volumes

o	Increase is despite deferring the turn in line of a five well drilled but uncompleted pad until the end of this year from the third quarter previously

•	Increasing C3+ NGL realized price guidance to a range of $1.00 to $2.00 per barrel premium to Mont Belvieu pricing, which is expected to increase annual Free Cash Flow by approximately $60 million relative to initial NGL pricing guidance

Paul Rady, Chairman, CEO and President of Antero Resources commented, “During the second quarter we continued to deliver strong capital efficiency results. We set a new quarterly completion record of nearly 12 stages per day. These faster completion times have reduced our cycle times to approximately 140 days in 2024, a dramatic reduction of 67% from just five years ago. Looking ahead, we plan to defer turning in line a drilled but uncompleted pad until the end of the year given current natural gas pricing. Despite this activity deferral, we increased our full year 2024 production guidance for the second consecutive quarter as we continue to see strong capital efficiency gains and well performance.”

Michael Kennedy, CFO of Antero Resources said, “Our quarterly financial results continue to benefit from our significant exposure to liquids prices. Although natural gas production was down 4% from the year ago period, our liquids production increased 10% year-over-year, and now represents a record high 56% of our total revenue. This increase in liquids production drove 34% Adjusted EBITDAX growth from the prior year period, despite natural gas prices being down 10% over that time. In 2024, we made a strategic decision to increase C3+ NGL exposure to spot international prices where spreads have increased to near record levels. Antero’s unconstrained access to international markets allows us to capture premiums to Mont Belvieu and leads us to an additional increase in C3+ NGL pricing guidance for this year.”

Mr. Kennedy continued, “Antero’s upgrade to an investment grade credit rating reflects our industry low maintenance capital requirements and our commitment to debt reduction over the last several years. As a result of the capital efficiency gains, we were able to reduce our maintenance capital requirement by over $200 million in 2024. Additionally, we have reduced debt by more than $2 billion since the start of our debt reduction program in late 2019. We believe this peer-leading capital efficiency drives the lowest breakeven costs and positions Antero Resources as the premier operator in Appalachia.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income (Loss), Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

2024 Guidance Update

Antero is increasing its full year 2024 production guidance to 3.375 to 3.425 Bcfe/d, an increase at the midpoint of 25 MMcfe/d. The higher than expected volumes are driven by stronger well performance, higher liquids volumes and capital efficiency gains.

Antero is increasing its full year 2024 C3+ NGL realized price guidance to a range of $1.00 to $2.00 per barrel premium to Mont Belvieu, up from the previous guidance of a premium of $0.00 to $1.00 per barrel. This increase in NGL realized price guidance reflects higher expected realizations from take-in-kind transactions, primarily through more exposure to premium international prices during 2024. Antero has firm transportation capacity to sell its propane and butane at the Marcus Hook Export Terminal in Philadelphia, PA. Antero entered into transactions during the second quarter at prices greater than a $0.10 per gallon premium to Mont Belvieu and this premium has further increased in the third quarter. This increasing premium reflects tight Gulf Coast export capacity and continued strong international demand out of Marcus Hook.

	Full Year 2024 –		Full Year 2024 –		Full Year 2024 –
	Initial		Prior		Revised
Full Year 2024 Guidance	Low	High	Low	High	Low	High
Net Daily Natural Gas Equivalent Production (Bcfe/d)	3.3	3.4	3.35	3.4	3.375	3.425
C3+ NGL Realized Price – Expected Premium to Mont Belvieu ($/Bbl)	$(1.00)	$1.00	$0.00	$1.00	$1.00	$2.00
Free Cash Flow Impact
From C3+ NGL Price Increase (1)	-		+$20 million		+$60 million

(1)	Based on the midpoint of C3+ NGL production guidance.

Note: Any 2024 guidance items not discussed in this release are unchanged from previously stated guidance.

Free Cash Flow

During the second quarter of 2024, Free Cash Flow deficit was $63 million.

	Three Months Ended June 30,
	2023	2024
Net cash provided by operating activities	$155,263	143,499
Less: Net cash used in investing activities	(287,236)	(187,315)
Less: Proceeds from sale of assets, net	(220)	(55)
Less: Distributions to non-controlling interests in Martica	(31,745)	(19,282)
Free Cash Flow	$(163,938)	(63,153)
Changes in Working Capital (1)	(52,709)	(11,700)
Free Cash Flow before Changes in Working Capital	$(216,647)	(74,853)

(1)	Working capital adjustments in the second quarter of 2023 includes $51 million in net increases in current assets and liabilities and $2 million in net increases in accounts payable and accrued liabilities for additions to property and equipment. Working capital adjustments in the second quarter of 2024 includes $11 million in net increases in current assets and liabilities and less than $1 million in net increases in accounts payable and accrued liabilities for additions to property and equipment.

Second Quarter 2024 Financial Results

Net daily natural gas equivalent production in the second quarter averaged 3.4 Bcfe/d, including 212 MBbl/d of liquids. Antero’s average realized natural gas price before hedging was $1.92 per Mcf, a $0.03 per Mcf premium to the average First-of-Month NYMEX Henry Hub price.

The following table details average net production and average realized prices for the three months ended June 30, 2024:

	Three Months Ended June 30, 2024
					Combined Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,149	10,462	115,538	85,835	3,420

					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$1.92	66.66	40.27	8.42	2.98
NYMEX average price (1)	$1.89	80.57			1.89
Premium / (Discount) to NYMEX	$0.03	(13.91)			1.09

Settled commodity derivatives (2)	$0.02	(0.16)	0.17	—	0.02
Average realized prices after settled derivatives	$1.94	66.50	40.44	8.42	3.00
Premium / (Discount) to NYMEX	$0.05	(14.07)			1.11

(1)	The average index prices for natural gas and oil represent the NYMEX average first-of-month price and calendar month average West Texas Intermediate future price, respectively.

(2)	These commodity derivative instruments include contracts attributable to Martica Holdings LLC (“Martica”), Antero’s consolidated variable interest entity. All gains or losses from Martica’s derivative instruments are fully attributable to the noncontrolling interests in Martica, which includes portions of the natural gas and C3+ NGLs derivative instruments, as well as all oil derivative instruments during the three months ended June 30, 2024.

Antero’s average realized C3+ NGL price was $40.27 per barrel. Antero shipped 53% of its total C3+ NGL net production on Mariner

East 2 (“ME2”) for export and realized an $0.08 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 47% of C3+ NGL net production at a $0.06 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 116 MBbl/d of net C3+ NGL production was a $0.02 per gallon premium, or $0.63 per barrel compared to Mont Belvieu pricing.

	Three Months Ended June 30, 2024
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane on ME2 - Exported to International Markets	Marcus Hook, PA	61,587	53%	$0.08
Remaining C3+ NGL Volume – Sold Domestically	Hopedale, OH	53,951	47%	($0.06)
Total C3+ NGLs / Blended Premium		115,538	100%	$0.02

Total C3+ NGLs Premium to Mont Belvieu ($/Bbl)				$0.63

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes was $2.36 per Mcfe in the second quarter, as compared to $2.35 per Mcfe average during the second quarter of 2023. Lower transportation expense was offset by higher gathering, compression and processing costs primarily related to CPI-based adjustments in 2024. Net marketing expense was $0.07 per Mcfe in the second quarter, unchanged from the $0.07 per Mcfe during the second quarter of 2023. The increase in net marketing expense from the first quarter of 2024 was related to higher unutilized expense during the second quarter of 2024 related to maintenance on a third-party long-haul pipeline, which has since been completed. The company continues to forecast annual net marketing expense to be in the range of $0.04 to $0.06 per Mcfe.

Second Quarter 2024 Operating Results

Antero placed 11 horizontal Marcellus wells to sales during the second quarter with an average lateral length of 18,172 feet.

Highlights:

•	A six well pad had the second highest 60-day rate in company history, averaging 37 MMcfe/d per well with approximately 2,044 Bbl/d of liquids assuming 25% ethane recovery. These wells have an average lateral length of 16,750 feet.

•	A five well pad had a 60-day rate averaging 34 MMcfe/d per well with approximately 2,103 Bbl/d of liquids assuming 25% ethane recovery. These wells have an average lateral length of 19,878 feet.

Second Quarter 2024 Capital Investment

Antero’s drilling and completion capital expenditures for the three months ended June 30, 2024, were $164 million. The Company continues to forecast total drilling and completion capital in 2024 to be in the range of $650 to $700 million. In addition to capital invested in drilling and completion activities, the Company invested $21 million in land during the second quarter. During the quarter, Antero added approximately 3,500 net acres, representing 13 incremental drilling locations at an average cost of approximately $750,000 per location. The company continues to forecast total land capital in 2024 to be in the range of $75 million to $100 million.

Investment Grade Rating and New Credit Facility

On May 15, 2024, S&P upgraded Antero’s corporate and issuer credit ratings to BBB- from BB+ with a stable outlook. The Company has maintained an investment grade credit rating from Fitch Ratings since September of 2022. On July 30, 2024, Antero entered into a new unsecured credit facility with lender commitments of $1.65 billion. With the investment grade rating, letters of credit were reduced from $443 million to $120 million. Antero expects interest expense to decrease by $15 million on an annual basis and realized over $350 million of increased liquidity as a result of the upgrade.

2023 ESG Report Highlights

On July 31, 2024, Antero published its 2023 ESG Report, marking the Company's 7th year reporting on its environmental, social and governance (ESG) performance. This year’s report highlights the Company’s emissions reduction progress, significant local economic impacts, increased water recycling rate, continued commitment to safety across our operations, and our innovative project to directly address energy poverty in Ghana.

•	Contributed $1 billion in 2023 to local communities in which Antero operates, including; $816 million in lease and royalty payments, $158 million in property and severance taxes, and $24 million invested in road infrastructure improvements

•	Reduced methane leak loss rate by 76% and Scope 1 GHG intensity by 63% since 2019

•	Reduced methane intensity by 78% and its combined Scope 1 and 2 emissions by 59% since 2019, putting the Company on target to achieve its Net Zero 2025 goal

•	Recycled 89% of the wastewater in 2023 and reduced wastewater injection volumes by 72% since 2019

•	In 2024, Antero finalized a commercial agreement with Envirofit International to provide cleaner-burning LPG stoves in Ghana, Africa. This strategic initiative will improve air quality and overall health for the Ghanaian residents utilizing the stoves, while also providing the opportunity for thousands of Ghanaians to transition to a more modern, reliable and cost-effective energy source. This project will generate significant employment opportunities through local manufacturing and distribution as well as premium certified carbon offsets that are expected to help Antero achieve the Company's 2025 Net Zero Scope 1 GHG emissions goal.

Commodity Derivative Positions

Antero did not enter into any new natural gas or oil hedges during the second quarter of 2024.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

Conference Call

A conference call is scheduled on Thursday, August 1, 2024 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, August 8, 2024 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13743656. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, August 8, 2024 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) as set forth in this release represents net income (loss), adjusted for certain items. Antero believes that Adjusted Net Income (Loss) is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income (Loss) is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income (Loss) is net income (loss). The following table reconciles net loss to Adjusted Net Loss (in thousands):

	Three Months Ended June 30,
	2023	2024
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(83,084)	(65,663)
Net income and comprehensive income attributable to noncontrolling interests	15,151	5,208
Unrealized commodity derivative (gains) losses	(4,803)	11,479
Amortization of deferred revenue, VPP	(7,618)	(6,739)
Gain on sale of assets	(220)	(18)
Impairment of property and equipment	15,710	313
Equity-based compensation	13,512	17,151
Equity in earnings of unconsolidated affiliate	(19,098)	(20,881)
Contract termination and loss contingency	4,441	3,009
Tax effect of reconciling items (1)	(414)	(938)
	(66,423)	(57,079)
Martica adjustments (2)	(17,255)	(3,225)
Adjusted Net Loss	$(83,678)	(60,304)

Diluted Weighted Average Common Shares Outstanding (3)	300,141	310,806

(1)	Deferred taxes were approximately 21% and 22% for 2023 and 2024, respectively.

(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.

(3)	Diluted weighted average shares outstanding does not include securities that would have had an anti-dilutive effect on the computation of diluted earnings per share. Anti-dilutive weighted average shares outstanding for the three months ended June 30, 2023 and 2024 were 15.3 million and 5.8 million, respectively.

Net Debt

Net Debt is calculated as total long-term debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	June 30,
	2023	2024
Credit Facility	$417,200	496,000
8.375% senior notes due 2026	96,870	96,870
7.625% senior notes due 2029	407,115	407,115
5.375% senior notes due 2030	600,000	600,000
4.250% convertible senior notes due 2026	26,386	—
Unamortized debt issuance costs	(9,975)	(8,777)
Total long-term debt	$1,537,596	1,591,208
Less: Cash and cash equivalents	—	—
Net Debt	$1,537,596	1,591,208

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, plus payments for derivative monetization, less proceeds from asset sales or derivative monetization and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate our ability to return capital to shareholders. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;

•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and

•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income (loss) and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our condensed consolidated statements of cash flows, in each case, for the three months ended June 30, 2023 and 2024 (in thousands). Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended June 30,
	2023	2024
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(83,084)	(65,663)
Net income and comprehensive income attributable to noncontrolling interests	15,151	5,208
Unrealized commodity derivative (gains) losses	(4,803)	11,479
Amortization of deferred revenue, VPP	(7,618)	(6,739)
Gain on sale of assets	(220)	(18)
Interest expense, net	27,928	32,681
Income tax benefit	(29,833)	(13,334)
Depletion, depreciation, amortization and accretion	172,610	171,316
Impairment of property and equipment	15,710	313
Exploration expense	743	643
Equity-based compensation expense	13,512	17,151
Equity in earnings of unconsolidated affiliate	(19,098)	(20,881)
Dividends from unconsolidated affiliate	31,284	31,284
Contract termination, loss contingency, transaction expense and other	4,444	3,020
	136,726	166,460
Martica related adjustments (1)	(23,625)	(15,058)
Adjusted EBITDAX	$113,101	151,402

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$113,101	151,402
Martica related adjustments (1)	23,625	15,058
Interest expense, net	(27,928)	(32,681)
Amortization of debt issuance costs and other	861	613
Exploration expense	(743)	(643)
Changes in current assets and liabilities	51,144	11,392
Contract termination, loss contingency, transaction expense and other	(4,444)	(214)
Other items	(353)	(1,428)
Net cash provided by operating activities	$155,263	143,499

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended June 30,
	2023	2024
Drilling and completion costs (cash basis)	$244,437	173,323
Change in accrued capital costs	2,316	(9,116)
Adjusted drilling and completion costs (accrual basis)	$246,753	164,207

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream Corporation (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, anticipated reductions in letters of credit and interest expense, prospects, plans and objectives of management, return of capital, expected results, future commodity prices, future production targets, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, impacts of geopolitical and world health events, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruption, availability and cost of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of geopolitical and world health events, cybersecurity risks, our ability to achieve Net Zero Scope 1 and Scope 2 GHG emissions and the costs associated therewith, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2023 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

For more information, contact Daniel Katzenberg, Director - Finance and Investor Relations of Antero Resources at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	June 30,
	2023	2024
Assets
Current assets:
Accounts receivable	$42,619	23,552
Accrued revenue	400,805	362,451
Derivative instruments	5,175	2,440
Prepaid expenses	12,901	9,789
Other current assets	14,192	10,758
Total current assets	475,692	408,990
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	974,642	963,023
Proved properties	13,908,804	14,179,028
Gathering systems and facilities	5,802	5,802
Other property and equipment	98,668	106,684
	14,987,916	15,254,537
Less accumulated depletion, depreciation and amortization	(5,063,274)	(5,296,438)
Property and equipment, net	9,924,642	9,958,099
Operating leases right-of-use assets	2,965,880	2,797,447
Derivative instruments	5,570	3,176
Investment in unconsolidated affiliate	222,255	223,552
Other assets	25,375	24,579
Total assets	$13,619,414	13,415,843
Liabilities and Equity
Current liabilities:
Accounts payable	$38,993	38,229
Accounts payable, related parties	86,284	97,455
Accrued liabilities	381,340	365,347
Revenue distributions payable	361,782	329,375
Derivative instruments	15,236	22,756
Short-term lease liabilities	540,060	525,636
Deferred revenue, VPP	27,101	26,153
Other current liabilities	1,295	1,061
Total current liabilities	1,452,091	1,406,012
Long-term liabilities:
Long-term debt	1,537,596	1,591,208
Deferred income tax liability, net	834,268	830,826
Derivative instruments	32,764	23,516
Long-term lease liabilities	2,428,450	2,268,031
Deferred revenue, VPP	60,712	48,184
Other liabilities	59,431	56,107
Total liabilities	6,405,312	6,223,884
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 303,544 and 310,988 shares issued and outstanding as of December 31, 2023 and June 30, 2024, respectively	3,035	3,110
Additional paid-in capital	5,846,541	5,879,390
Retained earnings	1,131,828	1,102,510
Total stockholders' equity	6,981,404	6,985,010
Noncontrolling interests	232,698	206,949
Total equity	7,214,102	7,191,959
Total liabilities and equity	$13,619,414	13,415,843

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2023	2024
Revenue and other:
Natural gas sales	$437,130	374,568
Natural gas liquids sales	397,733	489,191
Oil sales	57,962	63,458
Commodity derivative fair value gains (losses)	8,284	(5,585)
Marketing	43,793	49,418
Amortization of deferred revenue, VPP	7,618	6,739
Other revenue and income	785	865
Total revenue	953,305	978,654
Operating expenses:
Lease operating	28,748	29,759
Gathering, compression, processing and transportation	663,975	663,442
Production and ad valorem taxes	36,158	41,933
Marketing	66,175	70,807
Exploration	743	643
General and administrative (including equity-based compensation expense of $13,512 and $17,151 in 2023 and 2024, respectively)	53,901	59,428
Depletion, depreciation and amortization	171,406	170,536
Impairment of property and equipment	15,710	313
Accretion of asset retirement obligations	1,204	780
Contract termination and loss contingency	4,441	3,009
Gain on sale of assets	(220)	(18)
Other operating expense	—	11
Total operating expenses	1,042,241	1,040,643
Operating loss	(88,936)	(61,989)
Other income (expense):
Interest expense, net	(27,928)	(32,681)
Equity in earnings of unconsolidated affiliate	19,098	20,881
Total other expense	(8,830)	(11,800)
Loss before income taxes	(97,766)	(73,789)
Income tax benefit	29,833	13,334
Net loss and comprehensive loss including noncontrolling interests	(67,933)	(60,455)
Less: net income and comprehensive income attributable to noncontrolling interests	15,151	5,208
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(83,084)	(65,663)

Loss per common share—basic	$(0.28)	(0.21)
Loss per common share—diluted	$(0.28)	(0.21)

Weighted average number of common shares outstanding:
Basic	300,141	310,806
Diluted	300,141	310,806

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2023	2024
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$193,269	(12,168)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	341,070	345,146
Impairments	31,270	5,503
Commodity derivative fair value gains	(134,476)	(3,861)
Gains (losses) on settled commodity derivatives	(10,787)	7,262
Payments for derivative monetizations	(202,339)	—
Deferred income tax expense (benefit)	32,288	(3,442)
Equity-based compensation expense	26,530	33,228
Equity in earnings of unconsolidated affiliate	(36,779)	(44,228)
Dividends of earnings from unconsolidated affiliate	62,569	62,569
Amortization of deferred revenue	(15,151)	(13,477)
Amortization of debt issuance costs and other	1,732	1,328
Settlement of asset retirement obligations	(633)	(1,680)
Contract termination and loss contingency	—	3,006
Loss (gain) on sale of assets	(311)	170
Loss on convertible note inducement	86	—
Changes in current assets and liabilities:
Accounts receivable	(1,399)	19,067
Accrued revenue	384,245	38,354
Prepaid expenses and other current assets	21,294	6,547
Accounts payable including related parties	12,701	6,616
Accrued liabilities	(102,668)	(14,830)
Revenue distributions payable	(108,723)	(32,406)
Other current liabilities	5,377	2,405
Net cash provided by operating activities	499,165	405,109
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(110,447)	(43,571)
Drilling and completion costs	(517,591)	(362,228)
Additions to other property and equipment	(9,058)	(9,035)
Proceeds from asset sales	311	418
Change in other assets	(1,255)	291
Net cash used in investing activities	(638,040)	(414,125)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(75,356)	—
Borrowings on Credit Facility	2,533,300	1,950,000
Repayments on Credit Facility	(2,208,200)	(1,871,200)
Convertible note inducement	(86)	—
Distributions to noncontrolling interests in Martica Holdings LLC	(83,084)	(42,899)
Employee tax withholding for settlement of equity-based compensation awards	(27,357)	(26,355)
Other	(342)	(530)
Net cash provided by financing activities	138,875	9,016
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$51,927	63,512
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$(8,353)	(2,967)

The following table sets forth selected financial data for the three months ended June 30, 2023 and 2024:

	(Unaudited)
	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2023	2024	(Decrease)	Change
Revenue:
Natural gas sales	$437,130	374,568	(62,562)	(14)%
Natural gas liquids sales	397,733	489,191	91,458	23%
Oil sales	57,962	63,458	5,496	9%
Commodity derivative fair value gains (losses)	8,284	(5,585)	(13,869)	*
Marketing	43,793	49,418	5,625	13%
Amortization of deferred revenue, VPP	7,618	6,739	(879)	(12)%
Other revenue and income	785	865	80	10%
Total revenue	953,305	978,654	25,349	3%
Operating expenses:
Lease operating	28,748	29,759	1,011	4%
Gathering and compression	211,691	222,139	10,448	5%
Processing	262,642	269,985	7,343	3%
Transportation	189,642	171,318	(18,324)	(10)%
Production and ad valorem taxes	36,158	41,933	5,775	16%
Marketing	66,175	70,807	4,632	7%
Exploration	743	643	(100)	(13)%
General and administrative (excluding equity-based compensation)	40,389	42,277	1,888	5%
Equity-based compensation	13,512	17,151	3,639	27%
Depletion, depreciation and amortization	171,406	170,536	(870)	(1)%
Impairment of property and equipment	15,710	313	(15,397)	(98)%
Accretion of asset retirement obligations	1,204	780	(424)	(35)%
Contract termination and loss contingency	4,441	3,009	(1,432)	(32)%
Gain on sale of assets	(220)	(18)	202	(92)%
Other operating expense	—	11	11	*
Total operating expenses	1,042,241	1,040,643	(1,598)	*
Operating loss	(88,936)	(61,989)	26,947	(30)%
Other earnings (expenses):
Interest expense, net	(27,928)	(32,681)	(4,753)	17%
Equity in earnings of unconsolidated affiliate	19,098	20,881	1,783	9%
Total other expense	(8,830)	(11,800)	(2,970)	34%
Loss before income taxes	(97,766)	(73,789)	23,977	(25)%
Income tax benefit	29,833	13,334	(16,499)	(55)%
Net loss and comprehensive loss including noncontrolling interests	(67,933)	(60,455)	7,478	(11)%
Less: net income and comprehensive income attributable to noncontrolling interests	15,151	5,208	(9,943)	(66)%
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(83,084)	(65,663)	17,421	(21)%

Adjusted EBITDAX	$113,101	151,402	38,301	34%

* Not meaningful

The following table sets forth selected financial data for the three months ended June 30, 2023 and 2024:

	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2023	2024	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	204	196	(8)	(4)%
C2 Ethane (MBbl)	6,414	7,811	1,397	22%
C3+ NGLs (MBbl)	10,175	10,514	339	3%
Oil (MBbl)	971	952	(19)	(2)%
Combined (Bcfe)	309	311	2	1%
Daily combined production (MMcfe/d)	3,400	3,420	20	1%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$2.14	1.92	(0.22)	(10)%
C2 Ethane (per Bbl) (4)	$7.82	8.42	0.60	8%
C3+ NGLs (per Bbl)	$34.16	40.27	6.11	18%
Oil (per Bbl)	$59.69	66.66	6.97	12%
Weighted Average Combined (per Mcfe)	$2.89	2.98	0.09	3%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$2.16	1.94	(0.22)	(10)%
C2 Ethane (per Bbl) (4)	$7.82	8.42	0.60	8%
C3+ NGLs (per Bbl)	$34.11	40.44	6.33	19%
Oil (per Bbl)	$59.40	66.50	7.10	12%
Weighted Average Combined (per Mcfe)	$2.90	3.00	0.10	3%
Average costs (per Mcfe):
Lease operating	$0.09	0.10	0.01	11%
Gathering and compression	$0.68	0.71	0.03	4%
Processing	$0.85	0.87	0.02	2%
Transportation	$0.61	0.55	(0.06)	(10)%
Production and ad valorem taxes	$0.12	0.13	0.01	8%
Marketing expense, net	$0.07	0.07	—	*
General and administrative (excluding equity-based compensation)	$0.13	0.14	0.01	8%
Depletion, depreciation, amortization and accretion	$0.56	0.55	(0.01)	(2)%

* Not meaningful

(1)	Production volumes exclude volumes related to VPP transaction.

(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.

(3)	Average sales prices shown in the table reflect both the before and after effects of the Company’s settled commodity derivatives. The calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because the Company does not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.

(4)	The average realized price for the three months ended June 30, 2023 and 2024 includes $1 million and $0.1 million, respectively, of proceeds related to a take-or-pay contract. Excluding the effect of these proceeds, the average realized price for ethane before and after the effects of derivatives for the three months ended June 30, 2023 and 2024 would have been $7.65 per Bbl and $8.41 per Bbl, respectively.